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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1



                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Houston and the state of Texas on the 7th day of November, 2005.

                    Signature: AIM GROWTH SERIES on behalf of

      AIM Basic Value Fund                  AIM Mid Cap Core Equity Fund
AIM Conservative Allocation Fund            AIM Moderate Allocation Fund
     AIM Global Equity Fund              AIM Moderate Growth Allocation Fund
   AIM Growth Allocation Fund        AIM Moderately Conservative Allocation Fund
   AIM Income Allocation Fund                 AIM Small Cap Growth Fund
AIM International Allocation Fund


                                         By: /s/ Robert H. Graham
                                            ------------------------------------
                                                   (Robert H. Graham)

                                                        President
                                            ------------------------------------
                                                         (Title)

Attest: /s/ Jim Coppedge
       ---------------------------------
               (Jim Coppedge)

              Assistant Secretary
       ---------------------------------
                   (Title)


                    PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
SEC 1846 (10-03)